Exhibit 10.1
Agreement dated as of January 31, 2017 by and between Bradley E. Mautner and MFRI, Inc.

January 31, 2017

Mr. Bradley Mautner
4114 Russet Way
Northbrook, IL 60062

Dear Brad,

As we discussed, your employment with MFRI, Inc. is separated effective January 31, 2017. This letter confirms our agreement regarding your separation of employment from MFRI, Inc. and all of its related, subsidiary, parent, predecessor, and successor companies, as well as all of its managers, directors, agents, employees, supervisors, officers, or attorneys (collectively known as "MFRI, Inc." or the "Company").

Also, as we discussed, MFRI, Inc. is offering you a separation benefit which will supersede any other separation or termination benefits to which you would otherwise be entitled by contract or agreement. Under this separation benefit, you will receive a gross amount of Five Hundred Ninety Eight Thousand Eight Hundred and Forty-Four and 44/100 Dollars ($598,844.44) which is approximately seventy-four (74) weeks salary based on your regularly scheduled workweek from which all the required state and federal withholding will be withheld.

The severance payment will not be paid in a lump sum; rather it will be paid in monthly payments over a seventeen (17) month period. Payments will be designed as either a short-term deferral of compensation, paid under the severance exemption, or arranged otherwise to qualify for an exemption from the requirements of section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and will be subject to all applicable tax withholding. For purposes of Code section 409A, each installment of the severance payments shall be considered to be a separate payment.

You will incur a "separation from service" as a "service provider" for purposes of Code section 409A, but you will serve as a non-employee Director of MFRI, Inc. beginning February 1, 2017, and as of such time will be eligible for Director compensation in accordance with the Company’s Director compensation practices for non-employee Directors.  In addition, in consideration for your agreement to remain a Director following your separation as an employee of the Company, you will receive a Forty Thousand Dollar ($40,000) grant of deferred stock units effective February 1, 2017, which units will vest on the earlier of June 1, 2017 or your death, provided you are Director of the Company on such date. Shares underlying such units will be issued upon your ceasing to be a Director, subject to the terms and conditions of the grant.

While you serve as a Director of MFRI, Inc. you will continue to vest your unvested restricted shares and your outstanding stock options until such time as you cease your service as a Director. Your outstanding restricted stock and stock options are subject to the Change in Control provisions (as defined in the Company’s 2013 Omnibus Stock Incentive Plan approved and dated June 14, 2013). Each of your outstanding stock options will remain exercisable until the earlier of (i) the date that is three (3) months after the date in which your service as a Director terminates or (ii) the expiration date of the applicable option, assuming that your service as an employee continued through such date. Your outstanding restricted stock units have vested and the shares underlying such units will be issued on January 31, 2017.

In addition, you will receive payment for all accrued and unused vacation hours as of January 31, 2017.

Based on your separation date of January 31, 2017 you will receive Company paid benefits to March 31, 2017. Thereafter, you are eligible to receive paid COBRA benefits over an additional eighteen (18) month period. However, in the event you are eligible for group health plan benefits with another company, you will notify us immediately and your paid COBRA benefit will cease. After exhausting your COBRA benefits, an additional three (3) months of health care expenses of One Thousand One hundred and Ten Dollars ($1,110) per month will be available to you in the event you are not receiving group health plan benefits at another company.

In the event of a Change in Control of MFRI, Inc. you will be entitled to the remainder of your monthly payments in the form of a lump sum as well as you will continue with your COBRA benefits. If you have not used or exhausted your additional health care benefit, and you are not receiving benefits from another company, they will be paid out in the form of a lump sum. For purposes of determining whether a Change in Control has occurred, “Company” shall mean only MFRI, Inc.

In addition, under this separation agreement, we will provide you with an outplacement service to assist you with your career transition. This package is designed to prepare you for the job seeking process and provides the tools necessary to help you succeed.
To receive this severance benefit, you must:

(1)
Sign the attached General Release, which waives any rights or claims against MFRI, Inc. or any of its employees that are related to your employment with, treatment at, or separation of employment from MFRI, Inc.

(2)	Return all of MFRI, Inc. property including your company keys, security fob, and any other property that is not needed to perform your duties as a Director; and

(3)	Sign this Letter Agreement which memorializes:

a.
After your employment with MFRI, Inc. separates, you will not, in any form or manner, directly or indirectly, divulge, disclose, or communicate to any person, entity, firm, corporation, or any other third party, or utilize for your personal benefit or for the benefit of any competitor of MFRI, Inc. any confidential information; and

b.
Similarly, after your employment with MFRI, Inc. separates, you will not, in any form or manner, attempt to hack into, infiltrate, sabotage, or harm the databases, systems or information maintained by MFRI, Inc.; provided, however, that you will may have access to such databases, systems or information to the extent necessary to perform your duties as a Director of MFRI, Inc.

c.
You will not in any way disparage or denigrate the Company or any of its employees. In addition, you are bound by the MFRI, Inc. Confidentiality Agreement, and Non-Solicitation/Non-Compete Agreements dated January 31, 2017.

Please note that your agreement with this letter and your signature on the General Release constitutes a contract which can be enforced in court. You should therefore take some time to consider your options and you should consult an attorney regarding the provisions of this letter.

If you decide to accept this separation offer, please sign this Letter Agreement and the attached General Release and return them to me. Please note, that you have twenty-one (21) days from the date of this letter to either accept or reject this offer. If you sign the letter and the General Release, and then change your mind, you may revoke this letter by submitting a written revocation to me so that Wayne Bosch in Human Resources receives it by 5:00 p.m. on the seventh (7th) day after you sign this letter and the attached General Release.

In any event, this Agreement does not become effective or enforceable and no monies will be paid out until the expiration of this seven (7) day period during which you did not exercise your right to revoke. If accepted, payment of the separation benefit will be initiated on the next scheduled payroll processing date and will be delivered in the form of direct deposit or Paycard.

We wish you the best in your future endeavors.

Very truly yours,

David S. Barrie
Chairman of the Board
MFRI, Inc.

I have carefully read, fully understand, and agree to the provisions of this letter, including the release of all claims related to my employment with and separation from my employment with MFRI, Inc., under all local, state and federal laws, as described in the attached General Release.

Signature: /s/ Bradley Mautner__________            January 31, 2017
Bradley Mautner                    Date